Exhibit 99.1

Dollar General Reports Fourth Quarter and Fiscal 2016 Financial Results; Company Provides Financial Guidance for Fiscal 2017

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 16, 2017--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2016 fourth quarter (14 weeks) and fiscal year (53 weeks) ended February 3, 2017.

Note: Dollar General’s fiscal 2016 and 2016 fourth quarter results contain an additional, non-comparable week, or the "53rd" week, when compared to fiscal 2015 and 2015 fourth quarter results, which included 13 weeks and 52 weeks, respectively, and fiscal 2017 guidance which includes 52 weeks. By definition, the Company's same-store sales growth calculations do not include the non-comparable 53rd week in the 2016 periods. Unless stated otherwise, financial metrics discussed in this release such as operating income, net income and earnings per share (“EPS”) are calculated in accordance with generally accepted accounting principles (“GAAP”) and therefore include the 53rd week.

Key Fiscal 2016 Highlights

  Fourth Quarter Net Sales Increased 13.7%; Fourth Quarter Same-Store Sales Increased 1.0%
  Fourth Quarter Diluted EPS Increased 15% to $1.49
  Fiscal Year Net Sales Increased 7.9% to $22.0 Billion; Fiscal Year Same-Store Sales Increased 0.9%
  Fiscal Year Diluted EPS Increased 12% to $4.43
  Cash From Operations for the Fiscal Year Increased 15% to $1.6 Billion
  Company Provides Fiscal 2017 Diluted EPS Outlook of $4.25 to $4.50, Including Approximately $70 Million in Planned Investments Primarily for Store Manager Pay
  Board of Directors Declares Increased Quarterly Cash Dividend of $0.26 per share

“We are pleased with our fourth quarter 2016 financial results, and believe that during the quarter many of our initiatives continued to gain traction. For the year, we effectively managed through what proved to be a challenging retail environment to deliver same-store sales growth of 0.9% and diluted earnings per share growth of 12%, while returning nearly $1.3 billion to shareholders through the combination of share repurchases and dividends,” said Todd Vasos, Dollar General’s chief executive officer.

“Dollar General is well-positioned to serve our customers with value and convenience given our plans to open approximately 1,000 new stores in 2017. To strengthen our position for the long term, we are making significant investments, primarily in compensation and training for our store managers given the critical role this position plays in our customer experience, as well as strategic initiatives. While these investments are expected to put pressure on our 2017 earnings, we believe they will strengthen our market share position over time and are positive steps to further support sustainable growth for our shareholders over the long term.”

Fourth Quarter 2016 Highlights

The Company’s net income and diluted EPS for the 2016 fourth quarter were $414 million and $1.49, respectively, compared to net income and diluted EPS of $376 million and $1.30, respectively, in the 2015 fourth quarter.

Net sales increased 13.7 percent to $6.0 billion in the 2016 fourth quarter compared to $5.3 billion in the 2015 fourth quarter. Net sales for the 53rd week of 2016 were $398.7 million. Same-store sales increased 1.0 percent from the 2015 fourth quarter primarily due to an increase in average transaction amount, partially offset by a slight decline in traffic that moderated from the second and third quarters. Same-store sales were driven by positive results in the consumables and home products categories, partially offset by negative results in the seasonal and apparel categories. The net sales increase was positively affected by sales from new stores, modestly offset by sales from closed stores.

The Company’s gross profit, as a percentage of sales, was 31.6 percent in the 2016 fourth quarter compared to 31.8 percent in the 2015 fourth quarter, a decrease of 19 basis points. The gross profit rate decrease was primarily attributable to higher markdowns, driven mainly by promotional activities and inventory clearance, and a greater proportion of sales of consumables. Partially offsetting these items were higher initial inventory markups.

Selling, general and administrative expenses (“SG&A”) were $1.22 billion in the 2016 fourth quarter, compared to $1.07 billion in the 2015 fourth quarter, an increase of 6 basis points as a percentage of sales. The SG&A increase was primarily attributable to increased retail labor costs which increased at a rate greater than the increase in net sales. Partially offsetting these costs were a reduction in incentive compensation expenses and administrative payroll costs which were essentially unchanged. In addition, during the fourth quarter of 2016, the Company recorded a reduction in SG&A of $4.5 million due to the sale or assignment of leases for 12 store locations that previously were closed in connection with the acquisition of former Walmart Express store locations.

The effective income tax rate in the 2016 fourth quarter was 36.8 percent compared to 36.1 percent in the 2015 fourth quarter. The effective income tax rate for the 2016 fourth quarter was higher than the 2015 quarter due primarily to the one-time benefit recorded in the 2015 fourth quarter related to the retroactive extension of federal jobs tax credit programs to the 2015 tax year (principally the Work Opportunity Tax Credit). For the first time in several years, these tax credits were not retroactively renewed in the Company’s fourth quarter but instead were available throughout fiscal 2016 and thus already reflected in the Company’s income tax rate for the first three quarters of fiscal 2016.

Full Year 2016 Financial Results

Full year 2016 net sales increased 7.9 percent to $22.0 billion compared to net sales of $20.4 billion in 2015. Same-store sales increased 0.9 percent, primarily due to an increase in average transaction amount accompanied by traffic that was essentially unchanged as compared to the prior year. Same-store sales were driven by positive results in the consumables and home products categories partially offset by negative results in the apparel and seasonal categories.

The Company’s gross profit rate was 30.8 percent of sales in 2016 compared to 31.0 percent in 2015, a decrease of 11 basis points. The gross profit rate decrease was primarily attributable to higher markdowns, driven mainly by promotional activities and inventory clearance, a greater proportion of sales of consumables, and increased inventory shrink, partially offset by higher initial inventory markups and lower transportation costs.

Full year SG&A was 21.5 percent of sales in 2016 compared to 21.4 percent in 2015, an increase of 3 basis points. The SG&A increase was primarily attributable to retail labor costs which increased at a rate greater than the increase in net sales, partially offset by reductions in administrative payroll costs, incentive compensation expenses and advertising costs. The 2016 results also reflect an increase in disaster-related expenses of $12.2 million over 2015, much of which was hurricane-related.

The effective income tax rate for 2016 was 36.3 percent compared to a rate of 37.1 percent for 2015. The effective income tax rate was lower in 2016 due to the adoption of an amended accounting standard related to employee share-based payments requiring the recognition of excess tax benefits in the income statement rather than in the balance sheet, as reported in prior years.

The Company reported net income of $1.25 billion, or diluted EPS of $4.43, for fiscal year 2016 compared to net income of $1.17 billion, or diluted EPS of $3.95, for fiscal year 2015, an increase in diluted EPS of 12.2 percent. The increase in diluted EPS includes an estimated impact of the 53rd week of approximately two percentage points.

Merchandise Inventories

As of February 3, 2017, total merchandise inventories, at cost, were $3.26 billion compared to $3.07 billion as of January 29, 2016, a decrease of approximately 0.7 percent on a per store basis.

Capital Expenditures

Total additions to property and equipment during fiscal 2016 were $560 million, including approximately: $201 million for distribution and transportation related projects; $168 million for improvements, upgrades, remodels and relocations of existing stores; $120 million for new leased stores, primarily for leasehold improvements; $38 million for stores purchased or built by the Company; and $26 million for information systems upgrades and technology-related projects. During 2016, the Company opened 900 new stores and remodeled or relocated 906 stores.

Share Repurchases

The Company repurchased $990 million, or 12.4 million shares, under its share repurchase program in 2016, at an average price of $80.17 per share. Since December 2011 through the end of fiscal 2016, the Company has repurchased 74.4 million shares of its common stock at a total cost of $4.6 billion, at an average price of $61.41 per share. The total remaining authorization for future repurchases was approximately $930 million at the end of the 2016 fiscal year. The authorization has no expiration date.

Dividend

On March 15, 2017, the Board of Directors approved an increase of four percent in its quarterly cash dividend to shareholders. The first quarter dividend of $0.26 per share will be payable on April 25, 2017 to shareholders of record of the Company’s common stock on April 11, 2017. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the Board’s discretion.

Fiscal 2017 Guidance

For the 52-week fiscal year ending February 2, 2018 (“fiscal 2017”), the Company expects its fiscal 2017 net sales to increase four to six percent with same-store sales growth to be slightly positive to up two percent and diluted EPS to be in the range of $4.25 to $4.50.

The Company's fiscal 2017 net sales guidance includes an anticipated negative impact of approximately 2 percentage points due to lapping the 2016 53rd week. The Company’s fiscal 2017 diluted EPS guidance includes an anticipated negative impact totaling approximately $0.34 per share, lowering the fiscal 2017 EPS growth rate by approximately 8 percentage points as follows:

  approximately $0.16 per share relating to anticipated store manager compensation and training and other strategic investments, approximately $0.09 per share due to lapping of the 53rd week in 2016, and approximately $0.09 per share for the combined impact from the early adoption of income tax changes for stock-based compensation in 2016, lower estimated share repurchases in 2017 and an anticipated charge related to the retirement of debt.

Share repurchases for fiscal 2017 are expected to be approximately $450 million. The Company plans to open approximately 1,000 new stores and relocate or remodel 900 stores in fiscal 2017. Capital expenditures for fiscal 2017 are expected to be in the range of $650 to $700 million.

The information in this “Fiscal 2017 Guidance” section of this press release constitutes the only guidance issued by the Company with respect to its fiscal 2017 performance, operating results or financial condition. The Company undertakes no obligation, and specifically disclaims any duty, to update any of the information set forth in this section except as may be required by law.

Long-Term Growth Model

The Company’s fiscal 2017 financial guidance contemplates results that do not fall within the ranges contained in its long-term growth model that was announced on March 10, 2016. The Company expects to continue to use the long-term growth model internally to assess and benchmark its results and strategic plans; however, the Company does not intend to discuss fiscal 2017 guidance or results in the context of the long-term growth model.

Over the longer term, the Company’s goal is to grow diluted EPS at a 10 percent or higher rate on an adjusted basis. GAAP EPS may include the impact of certain discrete items, which may be excluded in calculating adjusted EPS. In the past these discrete items have included restructuring costs, legal settlements and certain other items that are discretely managed. The Company is not currently aware of any such discrete items.

Conference Call Information

The Company will hold a conference call on Thursday, March 16, 2017 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 46410117. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, March 30, 2017, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 46410117.

Forward-Looking Statements

This press release contains forward-looking information, including statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Vasos and in the sections entitled “Fiscal 2017 Guidance” and “Long-Term Growth Model”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “will,” “believe,” “anticipate,” “plan,” “intend,” “expect,” “estimate,” “forecast,” “confident,” “goal,” “opportunities,” “prospect,” “positioned,” “committed,” or “continue,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions and other economic factors, including their effect on employment levels, consumer demand, customer traffic, customer disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, marketing, real estate, sourcing, shrink, private brand, distribution and transportation, store operations, store formats, budgeting and expense reduction, and technology;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including, but not limited to, consolidation and omnichannel shopping;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  risks and challenges associated with the Company’s private brands, including, but not limited to, the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  failure to maintain the security of information that the Company holds, whether as a result of cybersecurity attacks or otherwise;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract, train and retain qualified employees, while controlling labor costs (including effects of potential federal or state regulatory changes related to overtime exemptions, if implemented) and other labor issues;
  loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to guidance related to leases, revenue recognition and intra-company transfers;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law or as set forth under “Fiscal 2017 Guidance” herein. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 13,320 stores in 43 states as of February 3, 2017, Dollar General is among the largest discount retailers in the United States. In addition to high quality private brands, Dollar General sells products from America's most-trusted brands such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	February 3	January 29
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$187,915	$157,947
Merchandise inventories	3,258,785	3,074,153
Income taxes receivable	11,050	6,843
Prepaid expenses and other current assets	220,021	193,467
Total current assets	3,677,771	3,432,410
Net property and equipment	2,434,456	2,264,062
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,200,659	1,200,994
Other assets, net	20,823	21,830
Total assets	$11,672,298	$11,257,885

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$500,950	$1,379
Accounts payable	1,557,596	1,494,225
Accrued expenses and other	500,866	467,122
Income taxes payable	63,393	32,870
Total current liabilities	2,622,805	1,995,596
Long-term obligations	2,710,576	2,969,175
Deferred income taxes	652,841	639,955
Other liabilities	279,782	275,283
Total liabilities	6,266,004	5,880,009

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	240,811	250,855
Additional paid-in capital	3,154,606	3,107,283
Retained earnings	2,015,867	2,025,545
Accumulated other comprehensive loss	(4,990)	(5,807)
Total shareholders' equity	5,406,294	5,377,876
Total liabilities and shareholders' equity	$11,672,298	$11,257,885

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	(14 Weeks)		(13 Weeks)
	February 3	% of Net	January 29	% of Net
	2017	Sales	2016	Sales
Net sales	$6,009,246	100.00%	$5,286,938	100.00%
Cost of goods sold	4,108,499	68.37	3,604,669	68.18
Gross profit	1,900,747	31.63	1,682,269	31.82
Selling, general and administrative expenses	1,220,129	20.30	1,069,840	20.24
Operating profit	680,618	11.33	612,429	11.58
Interest expense	25,511	0.42	23,275	0.44
Income before income taxes	655,107	10.90	589,154	11.14
Income tax expense	240,931	4.01	212,979	4.03
Net income	$414,176	6.89%	$376,175	7.12%

Earnings per share:
Basic	$1.50		$1.30
Diluted	$1.49		$1.30
Weighted average shares outstanding:
Basic	276,204		288,401
Diluted	277,059		289,322

	For the Year Ended
	(53 Weeks)		(52 Weeks)
	February 3	% of Net	January 29	% of Net
	2017	Sales	2016	Sales
Net sales	$21,986,598	100.00%	$20,368,562	100.00%
Cost of goods sold	15,203,960	69.15	14,062,471	69.04
Gross profit	6,782,638	30.85	6,306,091	30.96
Selling, general and administrative expenses	4,719,189	21.46	4,365,797	21.43
Operating profit	2,063,449	9.39	1,940,294	9.53
Interest expense	97,821	0.44	86,944	0.43
Other (income) expense	-	0.00	326	0.00
Income before income taxes	1,965,628	8.94	1,853,024	9.10
Income tax expense	714,495	3.25	687,944	3.38
Net income	$1,251,133	5.69%	$1,165,080	5.72%

Earnings per share:
Basic	$4.45		$3.96
Diluted	$4.43		$3.95
Weighted average shares outstanding:
Basic	281,317		294,330
Diluted	282,261		295,211

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	(53 Weeks)	(52 Weeks)
	February 3	January 29
	2017	2016
Cash flows from operating activities:
Net income	$1,251,133	$1,165,080
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	379,931	352,431
Deferred income taxes	12,359	12,126
Loss on debt retirement, net	-	326
Noncash share-based compensation	36,967	38,547
Other noncash (gains) and losses	(3,625)	7,797
Change in operating assets and liabilities:
Merchandise inventories	(171,908)	(290,001)
Prepaid expenses and other current assets	(25,046)	(24,626)
Accounts payable	56,477	105,637
Accrued expenses and other liabilities	42,937	44,949
Income taxes	26,316	(19,675)
Other	(500)	(905)
Net cash provided by (used in) operating activities	1,605,041	1,391,686

Cash flows from investing activities:
Purchases of property and equipment	(560,296)	(504,806)
Proceeds from sales of property and equipment	9,360	1,423
Net cash provided by (used in) investing activities	(550,936)	(503,383)

Cash flows from financing activities:
Issuance of long-term obligations	-	499,220
Repayments of long-term obligations	(3,138)	(502,401)
Net increase in commercial paper outstanding	490,500	-
Borrowings under revolving credit facilities	1,584,000	2,034,100
Repayments of borrowings under revolving credit facilities	(1,835,000)	(1,783,100)
Debt issuance costs	-	(6,991)
Repurchases of common stock	(990,474)	(1,299,613)
Payments of cash dividends	(281,135)	(258,328)
Other equity and related transactions	11,110	6,934
Net cash provided by (used in) financing activities	(1,024,137)	(1,310,179)

Net increase (decrease) in cash and cash equivalents	29,968	(421,876)
Cash and cash equivalents, beginning of period	157,947	579,823
Cash and cash equivalents, end of period	$187,915	$157,947

Supplemental cash flow information:
Cash paid for:
Interest	$92,952	$76,354
Income taxes	$679,633	$697,357
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$38,914	$32,020

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	(14 Weeks)	(13 Weeks)
	February 3	January 29
	2017	2016	% Change
Consumables	$4,505,486	$3,914,335	15.1%
Seasonal	800,604	738,021	8.5%
Home products	405,236	364,131	11.3%
Apparel	297,920	270,451	10.2%
Net sales	$6,009,246	$5,286,938	13.7%

	For the Year Ended
	(53 Weeks)	(52 Weeks)
	February 3	January 29
	2017	2016	% Change
Consumables	$16,798,881	$15,457,611	8.7%
Seasonal	2,674,319	2,522,701	6.0%
Home products	1,373,397	1,289,423	6.5%
Apparel	1,140,001	1,098,827	3.7%
Net sales	$21,986,598	$20,368,562	7.9%

Store Activity
(Unaudited)

		For the Year Ended
		(53 Weeks)	(52 Weeks)
		February 3	January 29
		2017	2016

Beginning store count		12,483	11,789
New store openings		900	730
Store closings		(63)	(36)
Net new stores		837	694
Ending store count		13,320	12,483
Total selling square footage (000's)		98,943	92,477
Growth rate (square footage)		7.0%	6.0%

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210